Exhibit 10.5

SUBSCRIPTION AGREEMENT

Between

CABOUCHON PLC
and

ARMADILLO INVESTMENTS PLC

————————————————

August 2004

————————————————

THIS AGREEMENT is made the     day of        2004

BETWEEN

(1) SEVEN ARTS PICTURES PLC a company established in England and Wales with registered number 4276617 (the “Company”), and

(2) ARMADILLO INVESTMENTS PLC a company established in England and Wales with registered number 4977138 (the “Subscriber”).

WHEREAS

The Company wishes to issue to the Subscriber and the Subscriber wishes to subscribe for Preference Shares (as defined in Clause 1 below) with an aggregate subscription price of two million pounds five hundred thousand pounds (£2,500,000) on the terms set out in this Agreement,

NOW IT IS HEREBY AGREED as follows:

1.             DEFINITIONS

1.1 As used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out next thereto:

“Agreement”	shall mean this Agreement.

“Armadillo Shares”	shall mean 2,500,000 Ordinary Shares with a par value of £0.10 each in the capital of the Subscriber.

“Business Day”	shall mean any day on which banking institutions in London are open for business.

“Change of Control”	shall mean the acquisition, directly or indirectly, by any Person of ownership of, or the power to direct the exercise voting control over a majority of the issued shares of the Company.

“Completion”	shall have the meaning set out in Clause 2.2(a).

“Completion Date”	shall have the meaning out in Clause 2.2(a).

“Company”	shall mean the party of the first part.

“Condition Precedent”
shall mean the securing by the Subscriber prior to Completion of one or more parties who will undertake to purchase some or all of the Armadillo Shares from the Company for a price of not less than fifty pence (£0.50) per Armadillo Share immediately following Completion as referred to in Clause 2.2

“Conditions”	shall mean those Conditions governing the conversion or redemption of the Preference Shares set out in Appendix A hereto.

“Conversion Cap”	shall have the meaning set out in Clause 4.5.

“Conversion Date”	shall have the meaning set forth in the Conditions.

“Conversion Price”	shall have the meaning set forth in the Conditions.

“Conversion Shares”	shall mean the Ordinary Shares into which the Preference Shares are convertible as provided for in the Conditions.

“Default”	shall mean any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosure Documents”
shall mean all the documents and materials provided to the Subscriber and/or its representatives in connection with due diligence carried out by the Subscriber in relation to its proposed subscription for the Preference Shares.

“Event of Default”	shall have the meaning set out in Clause 5.

“Exchange “	shall mean the exchange on which the Ordinary Shares are then listed or admitted to trading at any relevant time.

“Execution Date”	shall mean the date of this Agreement.

“Issue Price”	shall have the meaning set out in Clause 2.1 (b)

“Notice of Conversion”	shall mean the notice to be given on conversion of any Preference Shares as set out in the Conditions.

“Option”	shall mean the Option granted to the Subscriber pursuant to Clause 4.9

“Option Shares”	shall mean those Ordinary Shares which are the subject of the Option.

“Ordinary Shares”
shall mean ordinary shares with a par value of £[  ] each now or hereafter authorised and issued in the capital of the Company and shares or debt of any other class into which such shares may hereafter have been reclassified or changed.

“Par Value”	shall mean £1.00 being the nominal value of each Preference Shares.

“Person”
shall mean an individual or a partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Power of Attorney”	means the limited power of attorney in the form set out in Appendix B annexed hereto.

“Preference Shares”
shall mean convertible redeemable preference shares with a Par Value of £1.00 each in the capital of the company for which the Subscriber subscribes pursuant to Clause 2.1(a) of this Agreement having those rights set out in the Conditions.

“Redemption Price”	shall mean an amount equal to the Par Value of each Preference Share that is subject to redemption multiplied by the number of Preference Shares being redeemed.

“Subscription Price”	shall have the meaning set out in Clause 2.1(b).

“Subscriber”	shall mean the party of the second part.

“Trading Day”	means a day on which the price of the Ordinary Shares is quoted on the Exchange.

2.             SUBSCRIPTION FOR AND ISSUE OF PREFERENCE SHARES

2.1           Subscription

2.1.1        Subject to the terms and conditions set out herein, the Company shall issue to the Subscriber and the Subscriber shall subscribe for two million five hundred thousand (2,500,000) Preference Shares. The Preference Shares shall have the rights and shall be subject to those obligations as are more particularly set out in the Conditions.

2.1.2        The subscription price for each Preference Share shall be one pound (£1.00) (the “Issue Price”). The Issue Price multiplied by the number of Preference Shares for which the Subscriber is subscribing hereunder is referred to herein as the “Subscription Price.”

2.1.3 The Subscription Price shall be satisfied by delivery to the Company of two million five hundred thousand (2,500,000) Armadillo Shares.

2.2           Condition

The obligation of the Company to issue the Preference Shares shall be subject in all respects to the Subscriber providing prior to Completion evidence that the Condition Precedent has been met to the complete satisfaction of the Company.

2.3 Completion

Completion of subscription for the Preference Shares (“Completion”) shall take place simultaneously with the execution and delivery of this Agreement (the “Completion Date”) when the following shall take place.

2.3.1 the Company shall issue the Preference Shares to the Subscriber and shall deliver to the Subscriber certificates evidencing ownership thereof;

2.3.2 the Company shall execute and deliver to the Subscriber the Power of Attorney;

2.3.3 the Subscriber shall deliver the Armadillo Shares to the Company and shall deliver to the Company certificates evidencing ownership thereof.

2.2.4 the Subscriber shall evidence to the Company evidence that the Condition has been met to the complete satisfaction of the Company

3.             REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by the Company. The Company hereby makes the following representations and warranties to the Subscriber all of which shall survive Completion:

3.1.1        Organisation. The Company is properly established, and validly existing under the laws of England with all necessary corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.1.2        Authority. The Company has all necessary corporate power and authority to enter into and to undertake the transactions contemplated hereby and to otherwise to carry out its obligations. The execution and delivery of this Agreement by the Company and the undertaking by it of the transactions contemplated hereby has been duly authorised by all necessary action on the part of the Company. This Agreement is or will be a valid and binding obligation of the Company enforceable against it in accordance with its terms. .

3.1.3        Capital Structure. Details of the authorised and issued share capital of the Company are set out in Appendix C annexed hereto. No Preference Shares have been issued as at the date hereof. Except as may be disclosed in Appendix C there are no outstanding options, warrants, rights to subscribe or other arrangements by which the Company is or may become bound to issue additional Ordinary Shares or other securities of any kind. The Company is not in violation of any of the provisions of its Articles of Association.

3.1.4        Issue of the Preference Shares. The issue of the Preference Shares has been properly approved by the shareholders of the Company. The Company shall at all times while the Preference Shares are outstanding maintain an adequate reserve of authorised but unissued Ordinary Shares to enable it to perform its obligations under this Agreement and pursuant to the Conditions.

3.1.5        No Conflicts. The execution and performance of this Agreement by the Company does not and will not (i) conflict with or violate any provisions of the Company’s Articles of Association; (ii) constitute a default under, or give to others any rights of termination of, any agreement to which the Company is a party; (ii) result in a breach of any law, regulation, or other restriction of any kind. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority.

3.1.6        Consents and Approvals. The Company is not required to obtain any consent or approval from any Person in connection with the execution and performance by the Company of this Agreement except for the consent of its shareholders.

3.1.7        Litigation. The Company is not involved in any proceedings and no proceedings are or investigation pending or, to the best knowledge of the Company, threatened which could materially affect the ability of the Company to perform its obligations hereunder on a timely basis.

3.1.8        No Default. The Company is not in default of any indenture, loan or credit agreement or instrument to which could adversely affect its ability to perform its obligations under this Agreement on a timely basis.

3.1.9 Fees. No fees or commission will be payable by the Company to any party in relation to the transactions contemplated hereby.

3.1.10      Disclosure Documents. All Disclosure Documents provided to the subscriber in connection with due diligence it may have carried out prior to making any decision to subscribe for the Preference Shares are accurate in all material respects.

3.1.11      Placing Agent. The Company accepts and agrees that Pearl Corporate Finance Limited (“Pearl”) is acting for the Subscriber in relation to this Agreement, and that it has not made any recommendation to the Company, in relation to this Agreement and is not advising the Company, with regard to the suitability or merits of the Armadillo Shares.

3.1.12      Private Placement Representations. The Company has received and carefully reviewed the Subscriber’s Private Placement Memorandum dated 5 February 2004 and acknowledges that, except as set forth therein and herein, no representations or warranties have been made to the Company by the Subscriber or any agent of the Subscriber and in entering into this transaction the Company is not relying upon any information other than the results of independent investigation by the Company.

3.2 Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company as follows:

3.2.1        Organisation. The Company is properly established, and validly existing under the laws of England with all necessary corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2.2        Intent. The Subscriber is subscribing for the Preference Shares and will acquire the Conversion Shares and (if applicable) the Option Shares for its own account for investment purposes only and not with a view to distributing or reselling the same. The aforesaid intent shall, however be without prejudice to the Subscriber’s right, subject to the provisions of this Agreement, to sell or otherwise dispose of all or any part of the Preference Shares or the Conversion Shares or Option Shares at any time.

3.2.3        Access to Information. The Subscriber acknowledges that it has been afforded the opportunity to carry out such due diligence on the Company as it has deemed necessary to make an informed investment decision with respect to its proposed subscription for Preference Shares.

4.             OTHER AGREEMENTS BETWEEN THE PARTIES

4.1           Modification to Disclosure Documents. If any event shall occur as a result of which, in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement any of the Disclosure Documents the Company shall promptly prepare an appropriate amendment to each such document so that each such document as so amended will not include any untrue statement of material fact or omit to state a material fact

4.2           Listing of Ordinary Shares. If the Ordinary Shares are or become listed on an Exchange, the Company shall use its reasonable endeavours to maintain such listing on such Exchange until expiration of the periods during which the Preference Shares may be converted and (if applicable) shall provide to the Subscriber evidence of such listing.

4.3           Power of Attorney. For the sole purpose of effectuating the terms and provisions of this Agreement the Company hereby agrees to grant a limited power of attorney to the persons and in the form set out in the Power of Attorney. All acts done under such Power of Attorney are hereby deemed ratified and approved by the Company and the Attorney appointed pursuant to the Power of Attorney shall not be liable for any act or omission as long as he/it is operating within the scope of the Power of Attorney and this Agreement. The Power of Attorney shall be irrevocable while any of the Preference Shares remain unconverted.

4.4           Notice and Consultation before Issue of Ordinary Shares or other Securities. Until such time as the Subscriber shall have sold all of the Preference Shares and the Conversion Shares, the Company shall not offer or issue any shares or debt or rights to subscribe for the same without first giving thirty (30) days notice thereof to the Subscriber and thereafter consulting in good faith with the Subscriber concerning any such proposed issue provided always that this limitation shall not apply to employee share options.

4.5           Conversion Cap. The right of the Subscriber to convert the Preference Shares shall be limited such that in no instance shall the maximum number of Ordinary Shares which the Subscriber (singularly or together with any Persons) may receive on any conversion of the Preference Shares exceed [   ] (  ) Ordinary Shares for each Preference Share converted or        (      ) Ordinary Shares in aggregate on conversion of all the Preference Shares issued to the Subscriber pursuant to Clause 2.1 (the foregoing being herein referred to as the “Conversion Cap”) provided however, that the Conversion Cap shall not apply to any forced or automatic conversion pursuant to this Agreement or the Conditions or if there shall have been an Event of Default which remains unremedied. The Company shall, promptly upon its receipt of a Notice of Conversion notify the Subscriber by telephone and by facsimile if it believes the conversion requested in such Notice of Conversion would result in the ownership by the Subscriber of Ordinary Shares in excess of the Conversion Cap.

4.6           Suspension of Ordinary Shares from Trading. If the Ordinary Shares are suspended from trading on the Exchange (and not reinstated within thirty (30) Trading Days) (other than as a result of the suspension of trading in securities on such market generally or temporary suspensions pending the release of material information), then, at the option of the Subscriber exercisable by giving written notice to the Company, the Company shall become entitled to redeem some or all of the Preference Shares at an aggregate price equal to the Par Value of such Preference Shares multiplied by the number of Preference Shares being redeemed (the “Redemption Price”).

4.7           Redemption Restrictions. Notwithstanding any provision of this Agreement to the contrary, if any redemption of the Shares otherwise required under this Agreement or the Conditions would be prohibited in the absence of consent from any lender to the Company or any of the Subsidiaries, or by the holders of any class of securities of the Company, the Company shall use its best endeavours to obtain such consent as promptly as practicable after any such redemption is required. The Company shall pay interest with respect to any such redemption at the rate specified in Clause 6 until such consent is obtained.

4.8           Merger or Change of Control. Until the full conversion of the Preference Shares, in the event that the Company consolidates with or merge with or into any other Person, or undergoes a Change in Control, then the Company may on giving thirty (30) days written notice to the Subscriber, require that the Subscriber convert all the Preference Shares then held by the Subscriber into Ordinary Shares upon the terms and conditions set forth in the Conditions. If the Subscriber does not comply with such demand, the Company may redeem all Preference Shares held by the Subscriber at the Redemption Price.

4.9 Conversion Terms. The terms and procedures for conversion, including the form of Notice of Conversion, are set out in the Conditions.

4.10.1      Option. The Company hereby grants to the Subscriber the option to acquire that number of Ordinary Shares as is equal to the difference, if a positive amount, between (a) the number of Ordinary Shares into which the original amount of Preference Shares would have been convertible on the Completion Date at a conversion price equal to (£    ), less (b) the aggregate number of the Ordinary Shares into which the original amount of Preference Shares has actually been converted as of the date of conversion (the “Option Shares”).

4.10.2 The Option shall be capable of exercise during the thirty (30) day period commencing on the date that the Subscriber completes the conversion of all of the Preference Shares.

4.10.3      The exercise price for the Option Shares shall be the Fixed Conversion Price defined in the Conditions. In case of any event requiring an Adjustment (as defined in the Conditions) then the number of Option Shares to be issued to the Subscriber on exercise of the Option shall be Adjusted accordingly.

5.             REDEMPTION ON AN EVENT OF DEFAULT

Redemption of the Preference Shares. The Company shall be obligated to redeem all outstanding Preference Shares at the Redemption Price which shall become immediately due and payable, upon the occurrence of any of the following events (each an “Event of Default”):

5.1 the Company is in material breach of any of its obligations to the Exchange; or

5.2           trading in the Ordinary Shares is suspended on the Exchange for any reason and trading is not reinstated within thirty (30) Trading Days except for (i) any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company, and trading is reinstated promptly after such dissemination, and (ii) any general suspension of trading for all companies trading on the Exchange.

5.3           the Company shall fail to observe or perform any material terms of the Conditions and such failure shall not have been remedied within ten (10) Business Days after the date on which written notice of such failure shall have been given.

5.4	the Company shall have committed a material breach of this Agreement.

5.5 the Company shall commit or threaten to commit any act of insolvency in any jurisdiction.

5.6 the Company shall not honour a properly served Notice of Conversion for any reason whatsoever.

6.             LEGAL COSTS AND DEFAULT INTEREST

6.1           In the event any party hereto commences legal action to enforce its rights under this Agreement the non-prevailing party shall pay all reasonable costs and expenses of the other (including but not limited to reasonable legal, accountant’s and other fees) incurred in enforcing such rights.

6.2           In the event of an unremedied Event of Default by any party hereunder, interest shall accrue on all unpaid amounts due to the aggrieved party at the rate of ten percent (10%) per annum, compounded annually.

6.3           Whenever the Company is obligated or elects to redeem the Subscriber’s Shares under any provision of this Agreement or the Conditions, and the Redemption Price is not paid to the Subscriber by the tenth (10th) day after the Redemption Price is due and payable to the Subscriber, the Company shall thereafter pay interest to the Subscriber on the unpaid portion of the Redemption Price at the rate of ten percent (10%) per annum, until the Redemption Price is paid in full.

7.             MISCELLANEOUS

7.1           Professional Costs . Except as set forth Clause 7.2, each party shall pay the costs and expenses of its own advisers, if any, incidental to the negotiation, preparation and execution, of this Agreement.

7.2           Cost Contribution. The Company agrees to pay to the Subscriber the sum pf £5,000 to defray its professional costs associated with the transactions contemplated in this Agreement, £2,500 of which shall be paid prior to preparation of this Agreement (receipt of which is hereby acknowledged) and £2,500 of which shall be paid at Completion, together with the reasonable disbursements of the Subscriber’s professional advisers in connection with such transactions.

7.3           Entire Agreement. This Agreement, together with all of the Exhibits hereto contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

7.4           Notices. Any notice or other communication required given hereunder shall be in writing and shall be deemed to have been properly given upon facsimile transmission (with written transmission confirmation report) at the number designated below (if delivered on a Business Day during normal business hours), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours) whichever shall first occur. The addresses for such communications shall be:

If to the Company to:	Peter Hoffman
[ ]

Tel:
Fax:

If to the Subscriber to:	Pearl Corporate Finance Limited
One Great Cumberland Place
London W1H 7AL
Attn: Harry Pearl Tel: 020 7569 00 44 Facsimile: 020 7724 0090

or such other address as may be designated hereafter by notice given pursuant to the terms of this Clause 7.4.

7.5           Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Subscriber, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver shall be deemed to be a continuing waiver in the future or a waiver of any other provision nor shall any delay or omission of either party to exercise any right hereunder in any manner limit that party’s ability to exercise any such right thereafter.

7.6 Headings. The headings herein are for convenience only and shall not be deemed to limit or affect any of the provisions hereof.

7.7           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

7.8           Choice of Law. This Agreement shall be governed and construed in all respect sin accordance with English law. Any dispute arising hereunder shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit. .

7.9           Publicity. The Company and the Subscriber shall consult with each other prior to the issue of any press releases or other public statements with respect to the transactions contemplated herein and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other..

7.10         Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect it shall be deemed severed herefrom and the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first before written.

SIGNED FOR AND BEHALF	)
OF SEVEN ARTS PICTURES PLC	)

SIGNED FOR AND BEHALF	)
OF ARMADILLO INVESTMENTS PLC	)

APPENDIX A

CONDITIONS

CONDITIONS GOVERNING THE CONVERSION AND/OR
REDEMPTION OF 0% CONVERTIBLE REDEEMABLE
PREFERENCE SHARES OF £ 1.00 IN SEVEN ARTS PICTURES PLC

1.             DEFINITIONS

For the purpose of these Conditions the following defined terms shall have the meanings set out next thereto:

‘Auditors’	the auditors of the Company for the time being;

‘Adjustment’	shall mean any adjustment required to be made to the price of the Ordinary Shares pursuant to Condition 4.1 in the event of a Further Issue and ‘Adjust’ shall be construed accordingly;

‘Armadillo’	Armadillo Investments plc whose registered

‘Business Day’	means a day on which the banks in London are open for business;

‘the Company’	SEVEN ARTS PICTURES PLC whose registered office is at [ ];

‘Conversion Cap’
means that limit on the aggregate number of Ordinary Shares which the Company may be required to issue to the Holder following service of one or more Conversion Notice as the same is specified in Condition 11;

‘Conversion Date’	means the date of conversion of any Preference Shares being the date of receipt by the Company of a Conversion Notice in respect of such Preference Shares;

‘Conversion Notice’	a notice in writing given by the Holder of its intent to convert some or all of the Preference Shares in the form of the notice attached to these Conditions;.

‘Conversion Period’	means any time after the Issue Date;

‘Conversion Price’	means the lower of the Fixed Conversion Price and the Floating Conversion Price subject to the same being not less than the nominal value of an Ordinary Share;

‘Exchange’	shall mean the exchange on which the Ordinary Shares are listed or to which they are admitted to trading at any relevant time;

‘Fixed Conversion Price’	means a price of £[ ];

‘Floating Conversion Price’
a price being 80% of the lowest closing bid price for the Ordinary Shares in the ten (10) Business Days immediately preceding the Conversion Date (but in no event less than 50% of the Fixed Conversion Price) as reported by Bloomberg LP (or similar organisation succeeding to its functions of reporting market prices;

‘Further Issue’
any issue of shares or other equity securities by the Company after the Issue Date and prior to the conversion of any Preference Shares including any share dividend, any issue of shares resulting from any reconstruction of the Company’s share capital, any issue of any warrant option or other right to subscribe for shares in the capital of the Company or the issue of any indebtedness or other security convertible into shares in the capital of the Company;

‘Holder’	means the registered holder of the Preference Shares (or any of them) from time to time;

‘Issue Date’	the date of issue of the Preference Shares;

‘Ordinary Shares’	ordinary shares of £[ ] each in the capital of the Company;

‘Par Value’	Means the nominal value of each Preference Share being £1.00;

‘Preference Shares’
means those 0% convertible redeemable preference shares with a Par Value of £1.00 each issued by the Company to Armadillo pursuant to the Subscription Agreement having those rights and subject to those obligations set out in and otherwise and governed by these Conditions;

‘Share Certificate’	a certificate issued by the Company confirming the number of Preference Shares registered in the name of any Holder from time to time;

‘Subscription Agreement’	the agreement between the Company and Armadillo pursuant to which Armadillo agreed to subscribe for the Preference Shares;

‘Trading Day’	means a day on which the price of the Ordinary Shares is quoted on the Exchange;
..

2.             CLASSIFICATION

2.1 The Preference Shares consist of two million five hundred thousand (2,500,000) 0% Convertible Redeemable Preference Shares of £1.00 each in the capital of the Company.

2.2 The terms upon which the Preference Shares may be converted are set down in Condition 3.

2.3 The terms upon which the Preference Shares may be redeemed are set down in Condition 7.

3.             CONVERSION RIGHTS AND PROCEDURES

3.1           The Preference Shares may, subject to the Conversion Cap and the other terms of these Conditions, be converted into Ordinary Shares at the Conversion Price which shall be the lower of the Fixed Conversion Price and the Floating Conversion Price.

3.2 The Preference Shares may be converted in whole or in part at the option of the Holder at any time on or after the Issue Date.

3.3 Armadillo may elect to convert Preference Shares at any time during the Conversion Period.

3.4           No Preference Shares may be converted unless the aggregate Par Value of the Preference Shares converted equals £10,000 or more or the conversion represents a conversion of all the Preference Shares registered in the name of the Holder.

3.5           The Holder shall effect a conversion by serving a Conversion Notice accompanied by the original Share Certificate (or, in its absence, an undertaking to indemnify the Company against losses that may be suffered through its misuse by a third party) in the manner set out in Condition 3.6. Once lodged, a Conversion Notice shall be irrevocable unless the directors of the Company consent to its withdrawal. A Conversion Notice, which is completed and lodged otherwise than in accordance with these Conditions shall be of no effect.

3.6           Conversion Notices shall be properly given if delivered by registered post to the registered office of the Company or if sent to the Company by facsimile transmission with answerback received. If a Conversion Notice is received after 4.00pm London time the Conversion Date shall be deemed to be the following day.

3.7           Each Conversion Notice shall specify the aggregate Par Value of the Preference Shares which are the subject of the Conversion Notice. The conversion shall be deemed to be effective immediately on receipt by the Company of a Conversion Notice.

3.8           The Company shall issue to the Holder that a certificate in respect of that number of Ordinary Shares to which it may be entitled on any conversion of Preference Shares not later than ten (10) Business Days after the Conversion Date. If the Preference Shares to be converted represent less than all the Preference Shares registered in the name of the Holder the Company shall at the same time issue the Holder with a Share Certificate in respect of the unconverted balance. Any certificates shall be sent by first class post to the address of the Holder specified in the Conversion Notice.

3.9 Ordinary Shares required to be issued on conversion of Preference Shares will be rounded up to the nearest whole Ordinary Share.

3.10         Ordinary Shares allotted pursuant to the exercise of the Conversion Rights shall be credited as fully paid and will rank pari passu in all respects with the Ordinary Shares in issue on the date of such exercise for all dividends or other distributions declared after the date of allotment of such shares but shall have no entitlement in respect of dividends or other distributions declared before such date.

3.11 The Company shall not be required to issue in aggregate on conversion of any of the Preference Shares a number of Ordinary Shares which exceeds the Conversion Cap.

3.12         The Company covenants that it will, at all times reserve, and keep available sufficient authorised but unissued Ordinary Shares so as to ensure that it is in a position to issue any Ordinary Shares that it may be required to issue on conversion of any Preference Shares by any Holder, free from pre-emptive rights or other contingent rights of purchase and that all such Ordinary Shares will, when issued be properly authorised and validly issued.

4.             ADJUSTMENTS TO FIXED CONVERSION PRICE

4.1           If there is a Further Issue at a time when any of the Preference Shares remain unconverted and the result, or the probable result, of that Further Issue is or would be an Adjustment to the price (or value) per Ordinary Share quoted on the Exchange then, in each such case, an appropriate adjustment shall be made to the Fixed Conversion Price to reflect the occurrence of the Further Issue.

4.2           If either party considers that there should be an Adjustment and the extent of the adjustment cannot be agreed the Company shall on the application of either party instruct the Auditors to certify what the Adjustment should be within five (5) Business Days.

4.3           In providing any certificate that may be required the Company shall instruct the Auditors to act as experts and not as arbitrators. The parties shall have the right to make representations to the Auditors both orally and in writing in respect of any Adjustment. The cost of any Auditor’s certificate will be binding on the parties and the costs of the Auditors in providing the certificate will be borne by the Company.

4.4           If an adjustment is made to the Fixed Conversion price by reason of a Further Issue which comprises the grant of options, warrants or other right to subscribe for Ordinary Shares or any other form of security in the Company or the issue of or otherwise convertible in Ordinary Shares or any other form of security in the Company and such option warrant right debt or other security expires, lapses, is repaid or is otherwise cancelled then the original Adjustment and any resulting adjustment in the Fixed Conversion Price shall be reversed and as if the Further Issue in question never happened

4.5           Whenever there is an adjustment in the Fixed Conversion Price pursuant to the terms of this Condition 4 the Company shall forthwith notify each Holder of the new Fixed Conversion Price and in any event within seven (7) days of the Further Issue giving rise to the Adjustment and in the event that any Holder does not indicate an objection to the calculation of the new Fixed Conversion Price within a further seven (7) Business days of receipt of such notification it shall be deemed to agree to such new Conversion Price.

4.6           In the event that an Adjustment is made to the Fixed Conversion Price pursuant to the terms of this Condition 4 a similar appropriate Adjustment shall be made to both the Floating Conversion Price and to the Conversion Cap.

5. OTHER EVENTS AFFECTING THE CONVERSION PRICE

5.1           In the event of any reclassification of the Ordinary Shares or the consolidation or merger of the Company with any other person or the sale or transfer of all or substantially all of the assets of the Company or any share exchange, compulsory or otherwise, pursuant to which the Ordinary Shares of the Company are converted into other securities, cash or property then each Holder of Preference Shares shall have the right to convert its Preference Shares into ordinary shares, cash or property receivable by the holders of Ordinary Shares following such reclassification, consolidation, merger, sale or share exchange.

5.2           Notwithstanding the provisions of Clause 5.1 in the event of any reclassification, consolidation, merger, sale or share exchange the Company may demand that the Holder of any Preference Shares shall convert all such Preference Shares into Ordinary Shares on the terms set down in these Conditions.

5.3           If the Holder refuses to comply with a demand to convert Preference Shares in the circumstances anticipated in Clause 5.2 the Company may redeem any Preference Shares held by the Holder at their aggregate Par Value.

5.4           If at any time conditions shall arise by reason of any action or inaction taken by the Company which, in the reasonable opinion of the directors of the Company are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Holders of Preference Shares (as opposed to affecting the rights of holders of all classes of the Company’s shares) the Company shall give written notice to each Holder briefly describing the action contemplated and the material adverse effect likely to ensue therefrom and Company shall in such circumstances request the Auditors to give their opinion as to the adjustment if any which should be made to the Fixed Conversion Price (including any adjustment as to the Ordinary shares into which the Preference Shares are convertible) and any distribution which is or would be required to preserve the rights of the Holders of Preference shares without diluting them and the rights of the Holders of the Preference Shares shall be adjusted accordingly.

6. EVENTS OF DEFAULT

The expression ‘Event of Default’ shall, when used herein, mean any one of the following:

6.1           Breach. The Company shall fail to observe or perform to a material degree any covenant, warranty or agreement contained in the Subscription Agreement or in these Conditions and such failure shall not have been remedied within ten (10) Business Days of the Company receiving written notice requiring remedy of the same.

6.2           Insolvency. The Company shall suffer the appointment of a receiver over all or any material part of its undertaking or a resolution shall be passed for the liquidation of the Company or an administrator shall be appointed to deal with the affairs of the Company or the Company shall compound or attempt to compound its debts or come to any arrangement with its creditors generally by reason of debt or commit any or threaten commit to act of insolvency.

6.3           Suspension of Trading. The trading in the Ordinary Shares of the Company on the Exchange shall be suspended, delisted or otherwise ceased save for limited suspension solely to permit the dissemination of material information and any general suspension of trading for all companies whose shares are traded on the Exchange.

6.4 Failure to Convert Preference Shares. The Company shall let it be known publicly that it is failing or refusing to honour properly served Conversion Notices.

7. REDEMPTION

7.1 Except in the instance of an Event of Default as provided in this Condition 7, neither the Holder nor the Company may demand redemption of the Preference Shares or any of them.

7.2           In the event that the Company consolidates or merges with another person or undergoes a change of control then the Company may at its sole option on giving to the Holder not less than thirty (30) days written notice require the Holder to convert all its Preference Shares into Ordinary Shares on the terms of these Conditions. If the Holder refuses or fails top comply the Company may redeem all such Preference Shares which have not been so converted in accordance with its request at their aggregate Par Value.

7.3           If an Event of Default occurs and continues beyond the expiry of a cure period then any Holder of Preference Shares may, by notice to the Company, demand redemption of its Preference Shares and in the absence of immediate compliance by the Company the Holder may enforce its demand. Any such demand may be withdrawn at the sole option of the Holder.

8. PRIORITY ON LIQUIDATION

The Preference Shares shall rank in all respects as to distribution of assets upon a liquidation of the Company prior to the Ordinary Shares and to any other class of share capital created hereafter until all the Preference Shares have been converted or redeemed.

9. VOTING RIGHTS

The Holders of the Preference Shares shall have no right to vote whatsoever.

10. MISCELLANEOUS

10.1         All or any of the rights granted pursuant to these Conditions may from time to time (whether or not the Company. is being wound up) be altered or abrogated with the consent in writing of all the Holders of the Preference Shares for the time being.

10.2         Holders of Preference Shares shall not be entitled to sell, transfer or otherwise dispose of their Preference Shares or any rights in their Preference Shares in whole or in part at any time in the period of two (2) years from the date of issue of the Preference Shares.

10.3         All notices or other communication to be given to any of the parties hereto shall be deemed to have been properly given or made when delivered in writing and sent by registered post or by facsimile transmission to the party to which such notice is required to be given or made under this Agreement addressed to the addressee at its address set out at the commencement of this Agreement or to such other address, or facsimile transmission number as may have been notified in writing by the other party for such purpose. Any notice by facsimile must be confirmed by letter sent by post within 24 hours.

10.4         Each of the Conditions hereof is separate and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable it shall be deemed to be severed herefrom in its entirety but the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

10.5 The interpretation of these Conditions shall be governed by and construed in accordance with the laws of England and the parties may submit to the jurisdiction of the English Courts.

10.6 For so long as any Conversion Rights remain exercisable the Company shall not:

10.6.1 make any distribution of capital profits or capital reserves except by means of a capitalisation issue in the form of fully paid shares;

10.6.2 issue securities by way of capitalisation of profits or reserves except fully paid Ordinary Shares issued to the holders of share capital; or

10.6.3      in any way modify the rights attached to its existing shares as a class, or create any new class of shares except for shares which carry as compared with the existing shares no greater rights as regards voting, dividend or capital except in accordance with any scheme involving the issue of shares to employees or ex-employees including executive directors of the Company; or

10.6.4      issue any shares credited as fully paid by way of capitalisation of profits or reserves if as a result the Company would on any subsequent exercise of the Conversion Rights be obliged to issue such shares at a discount; or

10.6.5      (except with the consent made in writing by Holders of Preference Shares for the time being or except by the redemption of redeemable shares) reduce by repayment to its shareholders its share capital or any share premium account or capital redemption reserve fund.

10.7         For so long as any Conversion Rights remain exercisable the Company shall send to all Holders of Preference Shares a copy of every document sent to the holders of its shares at the same time as it is sent to such holders.

11.          CONVERSION CAP

Conversion Cap: [   ] (  ) Ordinary Shares for each unit of Debenture Stock converted or [   ] (   ) Ordinary Shares in aggregate.

APPENDIX

CONVERSION NOTICE

To:

Attn: Peter Hoffman

Dear Sirs

Conversion Notice

We, being the registered holder of           0% Redeemable Convertible Preference Shares (‘Preference Shares’), represented by the attached certificate, hereby give you notice that we wish to exercise the Conversion Rights attaching to such Preference Shares and to convert                Preference Shares into Ordinary Shares of £      in the Company (‘Ordinary Shares’) in accordance with the Conditions pursuant to which such Preference Shares were issued and are subject.

This entitles us to be issued with           fully paid Ordinary Shares. Should you disagree with this calculation please inform us by return.

We would request you to ensure that all Ordinary Shares to be issued on exercise of our Conversion Rights be registered in our name and authorise the entry of our name in the register of members in respect of them and the dispatch of a certificate for them by registered post.

Please complete using BLOCK CAPITALS

Name(s)
in full/
For and on behalf of
Armadillo Investments plc

Address: [               ]

e-mail address:

Capacity

Signed	Date

APPENDIX B

IRREVOCABLE POWER OF ATTORNEY

SEVEN ARTS PICTURES PLC, a company established in England and Wales with registered number 4276617 (the “Company”)

Pursuant to a Resolution of the Board of the Company duly passed at a meeting properly convened and held on [                   ] a copy of which is attached hereto.

HEREBY APPOINTS ANDREW GREYSTOKE of One Great Cumberland Place, London W1H 7AL or any other solicitor working at Atlantic Law at any relevant time (“the Company’s Attorney”) to act as the Company’s Attorney from the date hereof with the power (“Power”) to take all steps and approve and execute all documents as may be necessary to give effect to the terms of an agreement dated [                               2004] (the ‘Subscription Agreement’) made between the Company and Armadillo Investments plc (‘Armadillo’) pursuant to which Armadillo agreed to subscribe for two million five hundred thousand (2,500,000) 0% Convertible Redeemable Preference Shares of £1 each on the terms of the Subscription Agreement to be exercised in his name as the Company’s Attorney on our behalf and in our name, declaring that:-

1.             The Company’s Attorney shall be entitled to exercise the Power for a period of three (3) years from the date of this Deed;

2.             The Power granted pursuant to this Deed is the limited Power of Attorney referred to in Clause 4.3 of the Subscription Agreement

3.             The Power granted pursuant to this Deed shall be irrevocable save with the consent of the Company’s Attorney;

4.             All acts and deeds effected by the Company’s Attorney in exercise of the Power shall be binding on the Company as if they were acts or deeds effected by the Company.

IN WITNESS whereof this Power of Attorney has been executed as a Deed on [                       ] 2004

Executed as a Deed (but not delivered	)
until the date hereof by	)
SEVEN ARTS PICTURES PLC	)
In the presence of:	)

Director

Director/Secretary

APPENDIX C

CAPITAL STRUCTURE